350-4243 Glanford Ave. Victoria, BC V8Z 4B9 Tel: 250-744-2811 Fax: 250-744-3331

STRESSGEN BIOTECHNOLOGIES ANNOUNCES

FIRST QUARTER 2003 FINANCIAL RESULTS

Net Loss Reduced by Over 75 Percent from Prior Year

FOR IMMEDIATE RELEASE                                                                                                                                               May 5, 2003

San Diego, California USA - Stressgen Biotechnologies Corporation (TSX: SSB) today announced financial results for the first quarter ended March 31, 2003.  All amounts, unless specified otherwise, are in Canadian dollars.  The first quarter 2003 net loss of $2,457,000 or $0.04 (US$0.03) per share, compared to first quarter 2002 net loss of $10,480,000 or $0.18 (US$0.12) per share, and fourth quarter 2002 net loss of $4,059,000, or $0.06 (US$0.04) per share.  The Company had cash and short-term investments of $39,394,000 as of March 31, 2003.  In April 2003, the Company received an additional US$4,500,000 in equity and development milestones from Roche.

“Our Roche collaboration, which began in June 2002, has provided Stressgen with a great degree of financial flexibility,” said Donald D. Tartre, Vice President and Chief Financial Officer of Stressgen.  “Our solid cash position, coupled with substantial funding from our partner Roche for the development of our lead product HspE7, is sufficient to fund the Company’s operations for the next two years.  Achievement of event-driven milestones would further extend our runway.”

Conference Call:

Stressgen will hold its first quarter 2003 financial conference call on May 5, 2003 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time). The call-in number to access the call is 800-360-9865 in North America (except British Columbia), 800-432-7890 in British Columbia, Canada, and 973-694-6836 outside of North America. A replay of this call will be available from May 5, 2003 at 3:00 p.m. Pacific Time through May 12, 2003. The playback number: 800-428-6051 (North America) or 973-709-2089 (International), reservation No. 288703.  The Company will retain information about accessing the call on its website at www.stressgen.com through the playback period.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative CoValTM fusion immunotherapeutics for the treatment of infectious disease and cancer.  HspE7, the Company’s lead product candidate, is in a Phase II clinical trial for the treatment of patients with recurrent respiratory papillomatosis (RRP), and a Phase III clinical trial for the treatment of patients with anal dysplasia, precursor to anal cancer.  Stressgen has received orphan drug status from the Food and Drug Administration to evaluate HspE7 for the treatment of RRP in children.  In addition to developing HspE7 for diseases caused by HPV, the Company has programs to evaluate other CoValTM fusions in the treatment of hepatitis B, hepatitis C and herpes simplex.  Stressgen is also an internationally recognized supplier of research products used by scientists worldwide for the study of cellular stress, apoptosis, oxidative stress and neurobiology.

In June 2002, Stressgen announced a Collaboration Agreement with Roche for the co-development and global commercialization of HspE7 for HPV-related diseases.

The Company is publicly traded on the TSX Toronto Stock Exchange under the symbol SSB.  Stressgen uses the Canadian dollar as its functional currency.  Monetary assets and liabilities that are denominated in U.S. dollars are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average rate of exchange for the month of such transactions.  As of the date of this press release, the exchange rate was approximately C$1.00 = US$0.69 (equivalent to US$1.00 = C$1.45).

About CoValTM Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins (Hsp) utilizing recombinant technology to fuse, or covalently link, an Hsp with a protein antigen to create a hybrid protein that could trigger immune responses to the antigen.  HspE7 is a fusion of an Hsp and the E7 HPV protein.   For more information about our CoValTM fusion proteins, or Stressgen, please visit us at our website located at www.stressgen.com.

This press release contains forward-looking statements that involve risks and uncertainties, including discussions of our capital resources over the next two years, potential payments from collaborators and expected development activities.  Our ultimate results may differ materially from those implied by our forward-looking statements, due to factors including our dependence on collaborative partners and our need for additional capital.  These and other risks are more fully discussed in our periodic reports filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities. The Company does not assume any obligation to update the contents of this news release.

Donald D. Tartre	Jennifer Matterson
Vice President and Chief Financial Officer	Communications Coordinator
10241 Wateridge Circle, Ste. C200	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4920	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
dtartre@stressgen.com

-more-

(financial information attached)

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Canadian dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues:
Collaborative R&D revenue	$5,221	$—
Bioreagent sales	1,419	1,405
	6,640	1,405
Operating expenses:
Research and development	6,493	9,283
Selling, general and administrative	2,290	2,295
Cost of bioreagent sales	365	396
	9,148	11,974

Operating loss	(2,508)	(10,569)

Other income (expenses):
Interest and other income (expense), net	203	(9)
Net realized foreign exchange (loss) gain	(141)	119
Interest expense	(11)	(21)
	51	89

Net loss	$(2,457)	$(10,480)

Basic and diluted loss per common share	$(0.04)	$(0.18)

Weighted average common shares outstanding (in thousands)	60,238	57,634

CONSOLIDATED BALANCE SHEET INFORMATION

(Canadian dollars in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
Cash and short-term investments	$39,394	$46,013
Total assets	49,311	54,815
Long-term obligations	3,031	3,606
Stockholders’ equity	38,600	40,943

Total shares outstanding (in thousands)	60,244	60,210